Exhibit No. 2
Form 8-K
ENG Enterprise, Inc.
File No. 000-11225

                            Exhibit 2

                          PRESS RELEASE


          ENG ENTERPRISES ACQUIRES GLOBAL ONLINE INDIA


SALT LAKE CITY, UTAH, JULY 14, 2000: ENG Enterprises, Inc., a publicly owned Delaware corporation, currently trading on the NASDAQ OTC Bulletin Board under the symbol "ENEI", and Global Online India, registered as GOL India.com, Inc., a privately held Delaware corporation, have concluded an exchange of shares, with ENG Enterprises acquiring 100% of the shares of GOL India. ENG Enterprises will apply for a name change to "GOL India.com, Inc." and symbol change as a result of this acquisition. The new ENG Enterprises board of directors has also voted a 200% stock dividend to be issued, which will bring the total outstanding shares to 50,004,275.

Global Online India was established to provide e-commerce services and e-business solutions to consumers and business in India and around the world through its fully-owned subsidiary GOL India Portal Private Limited, a New Delhi company, and will provide Internet access and web hosting services to residential and business customers through a 49% ownership of GOL India Internet Services Provider Private Limited ("GOL ISP"), a New Delhi company doing business as of March 12, 1998. Subject to approval by the Government of India, the transfer of this 49% interest in GOL ISP from another wholly owned subsidiary by GOL India's parent company, USA Global Link, Inc., is expected within 30 days.

GOL India Portal operates the Indian meta-hub "www.GOLIndia.com", which is Global Online India's e-commerce hub providing online services to the 20.0 million Indian expatriate population around the world in the following categories: news, chat, Bollywood, e-greetings, tickets, sports, stocks, auctions, classifieds, yellow and white pages, and jobs.

GOL India ISP received on June 7, 1999 a "Category A" national ISP license issued by the Government of India. This license authorizes Global Online India, when fully operational, to provide Internet access services through 108 points-of-presence located in every major city of

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India.   GOL ISP also signed on October 24, 1999 a memorandum  of
understanding with Uttar Pradesh Development Systems Corporation Limited (UPDESCO). This government-owned corporation serves the state of Uttar Pradesh, the largest of 29 states in India, with a population of approximately 170.0 million.

Global Online India is affiliated with Global Online, Inc. (GOL), an international meta-hub portal at "www.GlobalOnline.com". GOL is the global gateway to international life and world trade providing services through its 5,680 web sites.

This press release contains forward-looking statements that are subject to risks and uncertainties. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management "believes," "expects," "anticipates," "plans" and similar expressions) should be considered forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, uncertainties related to demand for the company's services; costs of operation; changes in laws or regulations or in their interpretation; technological changes; economic conditions and other risks described from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT:

Dr. Lee Fergusson
President and COO
GOL India.com, Inc.
Tel. 1-515-472-1550
lfergusson@usagl.com

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